Exhibit 6.15

SINGLE ASSET PURCHASE AGREEMENT

(Happy Mellow)

THIS SINGLE ASSET PURCHASE AGREEMENT (this “Agreement”) is made between GREENE CONCEPTS, INC., a New York corporation (“Buyer”) and TOM BLAKELEY, individually (“Seller”). This Agreement will be effective on the date that the parties have fully executed this Agreement.

Background

A.	Seller is the owner and developer of a brand known as “Happy Mellow” (the “Brand”);

B.           On the date that this Agreement is signed, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Brand, upon the terms and subject to the conditions of this Agreement.

IN CONSIDERATION of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

Definitions

1.1.       Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Single Asset Purchase Agreement.

“Ancillary Documents” means any documents being executed and delivered in connection with this Agreement and its associated transactions.

“Contract” means any agreement, contract, license, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.

“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.

“Intellectual Property” means, as to the Brand and its development, licensing and use in all jurisdictions worldwide, (i) mask works and proprietary designs, (ii) Trademarks including common law and unregistered trademarks, (iii) copyrights, moral rights and works of authorship including artwork and designs (world-wide), (iv) rights of publicity, (vi) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing (as applicable), and (vii) all other proprietary rights to the Brand. The phrase “Intellectual Property” applies to any of the foregoing regardless of whether any of these items are owned by Seller.

“Seller's Knowledge” means Tom Blakeley's actual knowledge.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.

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“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, option, priority, pledge, charge, right of first refusal, easement, right-of-way, encroachment, license to a third party, lease to a third parties or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Brand” means the Happy Mellow brand and Intellectual Property. Although Buyer is purchasing the Brand, which is depicted on various product samples, Seller will be permitted to sell or give away these samples to potential buyers. After all samples are gone, Seller will have no further involvement with the Brand.

“Trademarks” mean trademarks, service marks, domain names and their associated registrations and hosting; trade dress; trade names; website and social media usernames, metatags, keywords, usernames, passwords, website search terms, uniform resource locators, geographical indications, and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated with the domain and websites. The definition of “Trademarks” includes any application or filing for the same, whether at the state or federal levels.

ARTICLE II – Purchase and Sale

2.1.            Escrow and Closing. Within two business days of this Agreement being signed, Buyer will deliver into escrow with its attorneys the Purchase Price, and Seller will pay the outstanding balance associated with the Brand domain. The closing of the purchase and sale and all other transactions contemplated by this Agreement and the Ancillary Documents (together, the “Closing”) will take place on the date (the "Closing Date") that the domain registration listed in Section 2.2 and any associated domains, hosting, email accounts and all other Internet and proprietary domain registrations are transferred to Seller. Upon confirmation of the domain transfer and Seller's payment of the balance noted above, Buyer's attorneys will deliver the Purchase Price to Seller via federal wire transfer.

2.2.            Sale and Purchase of the Brand. At the Closing, Seller will sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and acquire, all of Seller’s right, title and interest in and to the Brand free of any Liens, and which include the following:

(a)	all Intellectual Property including the domain www.happymellow.com;

(b)               all trade names and trade name rights used or held for use with the Brand, including “Happy Mellow” and all other names or proposed names used by Seller in conjunction with the Brand;

(c)               all approvals, permits, licenses, registrations and certificates issued or applied for from private associations, industry groups, certification agencies or governmental agencies related to the Brand;

(d)               all rights of Seller relating to deposits and prepaid expenses associated with any pending Intellectual Property applications, including, but not limited to, and trademark filings for the Brand;

(e)               the goodwill and going concern value and other intangible assets, if any, associated with the Brand; and

(f)	all other Intellectual Property assets related to the Brand.

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2.3.	Purchase Price; Payments at the Closing.

(a)               The purchase price to be paid by Buyer for the Brand shall be EIGHTEEN THOUSAND FIVE HUNDRED DOLLARS ($18,500.00) (the “Purchase Price”).

(b)               At Closing, Buyer will pay Seller the Purchase Price by wire transfer of immediately available funds.

ARTICLE III – Seller's Representations and Warranties

Seller represents and warrants as of the date of this Agreement the following:

3.1.            Authorization. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents and to consummate the Closing.

3.2.            Ownership of Brand. Seller owns the Brand free of any Liens or the interests of any other person or business organization including HGP Holdings, LLC, a Colorado limited liability company and HGP Holdings, LLP, a Colorado limited liability partnership. No other entity or individual has any right, title or interest in or to the Brand. No permission, authorization or consent is needed for Seller to convey the Brand to Buyer at Closing.

3.3.            Authorization and Enforceability. This Agreement and the Ancillary Documents to be delivered at Closing by Seller are duly authorized, executed and delivered by Seller and constitute Seller’s valid and legally binding agreements enforceable against Seller.

3.4.            No Violation. Seller’s execution, delivery and performance of this Agreement and the Ancillary Documents and Closing of the same will not (a) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any Contract to which Seller is a party with respect to the Brand,

(c)    conflict with or violate in any material respect any law applicable to the Brand, or (d) result in the creation of, or require the creation of, any Lien upon the Brand.

3.5.	Intellectual Property.

(a)               Exhibit A contains a true and complete list of all registered and material unregistered Trademarks and registered copyrights included in the Intellectual Property associated with the Brand (if any), including any pending applications to register any of the foregoing, identifying for each whether it is owned by or exclusively licensed to Seller.

(b)               Seller exclusively owns, free and clear of any encumbrances, all right, title and interest in and to the Intellectual Property and the Brand, except for Intellectual Property that is licensed to Seller by a third-party licensor pursuant to an agreement identified on Exhibit A. Seller has not received any notice or claim challenging its ownership of the Intellectual Property and Seller has no Knowledge that there is a reasonable basis for any claim.

(c)               Seller’s activities and operations, including the development, sale, distribution or other commercial exploitation of the Brand and its Intellectual Property have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and Seller has not received any notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to Seller's Knowledge is there a reasonable basis for a violation. The Intellectual Property is not subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing of the same by Seller. To Seller's Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property.

3.6.            Litigation. Except as set forth in Exhibit A, there are no claims, actions, suits, audits, inquiries, proceedings or governmental investigations (together, “Litigation”) pending or, to Seller’s Knowledge, threatened, involving the Brand or Intellectual Property associated therewith or that has been settled, dismissed or resolved during the past FIVE years.

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ARTICLE IV – Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date of this Agreement as follows:

4.1.            Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the state of New York and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Closing.

4.2.            Authorization. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder.

4.3.            Enforceability. This Agreement and each of the Ancillary Documents constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy or similar Laws relating to creditors rights.

4.4.            No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents executed or to be executed by Buyer pursuant to this Agreement, and the Closing will not (i) conflict with or violate any provision of the organizational documents of Buyer, (ii) conflict with or violate in any material respect any provision of any Law applicable to Buyer or by which Buyer is bound or (iii) conflict or violate any agreements to which Buyer is a party.

ARTICLE V – Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver to Buyer:

5.1.	Agreement. This Agreement signed by Seller.

5.2.	Bill of Sale. A duly executed bill of sale (or assignment) for the Brand.

5.3.            Assignment of Intellectual Property. Any assignment instruments required for Seller’s conveyance of the Intellectual Property to Buyer.

5.4.            Further Instruments. Documents of further assurance reasonably necessary and typical for the type of transactions contemplated by this Agreement.

ARTICLE VI – Deliveries by Buyer at Closing

On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:

6.1.	Agreement. This Agreement signed by an authorized signatory of Buyer.

6.2.            Closing Consideration Amount. The Purchase Price by wire transfer of immediately available funds to Seller’s designated account (less the payoff amount identified above).

6.3.            Further Instruments. Documents of further assurance reasonably necessary and typical for transactions similar to transactions contemplated by this Agreement.

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ARTICLE VII – Indemnification

7.1.	Indemnification.

(a)               By Buyer. Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) from and against all claims, losses, Liabilities, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any of the Seller Indemnitees arising out of or relating to any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Document or any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Document.

(b)               By Seller. Seller agrees to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against all claims, losses, Liabilities, damages, deficiencies, interest and penalties, costs and expenses, including, without limitation, losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment, reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification provided hereunder (hereafter individually a “Loss” and collectively “Losses”) incurred by any of the Buyer Indemnitees arising out of or relating to any breach of any representation or warranty made by Seller in this Agreement or any Ancillary Document or any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Document.

ARTICLE VIII – Miscellaneous

8.1.            Expenses. All fees and expenses incurred in connection with this Agreement and Closing shall be paid by the party incurring such expenses, whether or not the Closing takes place.

8.2.            Public Announcements. Seller shall not issue any press release or make any other public announcements regarding this Agreement and its associated transactions without the prior written consent of Buyer.

8.3.            Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation, if delivered by fax or email, (c)  three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at any other address communicated by one party to the other):

If to Seller:	Tom Blakeley

1505 Rockmont Circle

Boulder, CO 80305

Email: tom@soluscience.com

If to Buyer:	Greene Concepts, Inc.

1865 Herndon Ave., Suite K-358 Clovis, CA 93611

Attn: Leonard Greene, CEO

Email: lenny@greeneconcepts.com

With a copy to:

Brewer Law LLC 717 5th Ave.

Longmont, CO 80501 Attn: Kurt Forrest Brewer Email: kurt@kfblegal.com

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8.4.            Governing Law; Venue. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of Colorado without regard to its choice of law laws principles.

8.5.            Entire Agreement. This Agreement, together with the Exhibits hereto, and all other Ancillary Documents constitute the entire agreement of the parties relating to the subject matter of this transaction and supersede all prior contracts or agreements, whether oral or written.

8.6.            Severability. If any provision of this Agreement is held invalid or unenforceable to any extent: (a) the provision will be ineffective to the extent, and only to the extent, of the unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) the unenforceability or prohibition in any jurisdiction will not invalidate or render unenforceable the provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) the unenforceability or prohibition will not affect or invalidate any other provision of this Agreement.

8.7.            Amendment. This Agreement cannot be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller and described as an amendment to this Agreement. No series of verbal discussions, emails, social media messages or text messages or course of performance can serve to modify or suspend or waive any provision of this Agreement.

8.8.            Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by the party of its obligations shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.

8.9.            Assignability. Neither party may assign this Agreement without the prior written consent of the other party hereto; provided, that Buyer may assign its rights and obligations under this Agreement without any consent to an Affiliate of Buyer, which assignment shall not relieve Buyer of its obligations hereunder.

8.10.        Attorneys’ Fees. If either party brings an action to enforce the terms of this Agreement or to declare or clarify any rights hereunder, the prevailing party in any action will be entitled to recover from the non-prevailing party or parties all costs and expenses incurred by the prevailing party in the action, including, but not limited to, reasonable attorneys’ fees, paralegal fees, law clerk fees and other legal costs or expenses, whether incurred at or before trial and whether incurred at the trial level or in any appellate, bankruptcy, administrative or other legal proceeding. This includes any proceeding required to determine the amount of attorneys’ fees payable.

8.11.        Counterparts; E-signatures. This Agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.

8.12.        Further Assurances. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

8.13.        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THIS INCLUDES ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT ON THE GROUNDS THAT IT WAS FRAUDULENTLY INDUCED OR OTHERWISE VOIDABLE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[signatures follow on next page]

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"BUYER"

GREENE CONCEPTS, INC., a New York

corporation

By: /s/ Lenny Greene (Oct 5, 2021 12:43 PDT)

Leonard Greene, CEO

"SELLER"

TOM BLAKELEY, individually

/s/ Tom Blakeley (Oct 5, 2021 12:30 MDT)

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EXHIBIT A

Registered and Unregistered Intellectual Property

"Happy Mellow" common law trademark (unregistered) and associated website / domain

Third-Party Intellectual Property License Agreements

None. Litigation

None.

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